Exhibit 99.1

Tarsus Pharmaceuticals, Inc. Appoints Pharmaceutical and Healthcare Industry Leader Rosemary A. Crane to Board of Directors

Ms. Crane brings over 30 years of experience in executive leadership, commercialization, and business development in the pharmaceutical and healthcare industries

IRVINE, Calif., August 12, 2021 — Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS), a late clinical-stage biopharmaceutical company whose mission is to focus on unmet needs and apply proven science and new technology to revolutionize treatment for patients, starting with eye care, today announced the appointment of Rosemary A. Crane to its Board of Directors. Ms. Crane will serve as the Chair of the newly created Science and Technology Committee, focused on external and internal innovation and pipeline opportunities. Ms. Crane has more than 30 years of extensive experience in the pharmaceutical industry, including executive leadership, board service, innovation, business development, operations, and global commercialization expertise.

“We are delighted to welcome Rose to our Board of Directors at such an important and exciting time for Tarsus,” said Michael Ackermann, Ph.D., Chairman of Tarsus’ Board of Directors. “Her wealth of relevant industry experience will add tremendous value to our Board as the company navigates many significant near-term and future milestones.”

Ms. Crane brings significant executive leadership experience and operating expertise to the Tarsus Board, having previously served as President and Chief Executive Officer of both MELA Sciences, Inc. (now Strata Skin Sciences) and Epocrates, Inc., as well as Partner and Head of Commercialization at Appletree Partners. Prior to that, Ms. Crane held several senior executive positions at Johnson & Johnson, including Group Chairman, OTC & Nutritional Group, leading the largest worldwide OTC company. Earlier in her career, she spent 20 years at Bristol Myers Squibb, completing her tenure as President, U.S. Primary Care.

“Rose’s expertise in innovation, commercialization, and dedication to the industry are invaluable as we look toward future pipeline products and move closer to the potential commercialization of TP-03, our lead product for the treatment of Demodex blepharitis,” said Bobak Azamian, M.D., Ph.D., President and Chief Executive Officer of Tarsus.

Ms. Crane currently sits on the boards of Teva Pharmaceuticals Industries Ltd. and Catalent, Inc., as well as acts as a director of the Hackensack Meridian Health Center for Discovery and Innovation. Previously, she served on the boards of several pharmaceutical and life sciences companies, including Edge Therapeutics, Inc., Unilife Corporation, Cipher Pharmaceuticals Inc., Targanta Therapeutics Corp., and Zealand Pharma A/S. Ms. Crane received a B.A. in communications and English from the State University of New York at Oswego and an MBA from Kent State University.

“I am honored to join the Tarsus Board of Directors during this pivotal moment in the company’s growth,” said Ms. Crane. “I look forward to being part of Tarsus’ exciting future as the company prepares for the potential launch of TP-03, and as it looks to develop additional innovative therapeutics to address important unmet patient needs.”

About Tarsus Pharmaceuticals, Inc.

Tarsus Pharmaceuticals, Inc. is a late clinical-stage biopharmaceutical company that applies proven science and new technology to revolutionize treatment for patients, starting with eye care. It is advancing its pipeline to address several diseases with high unmet need across a range of therapeutic categories, including eye care, dermatology, and infectious disease prevention. The company is studying two investigational medicines in clinical trials. Its lead product candidate, TP-03, is a novel therapeutic being studied in a second Phase 3 pivotal trial for the treatment of Demodex blepharitis. TP-03 is also being developed for the treatment of Meibomian Gland Disease. Tarsus is developing TP-05, an oral, non-vaccine therapeutic for the prevention of Lyme disease, which is currently being studied in a Phase 1 clinical trial.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding Tarsus’ plans for and the anticipated benefits of its product candidates, including TP-03, the benefits and value added by the new director, the timing, objectives and results of the clinical trials and anticipated regulatory and development milestones, including the potential commercialization of the Company’s products, and the quotations of Tarsus’ management and board members. The words, without limitation, “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors and are detailed from time to time in the reports Tarsus files with the Securities and Exchange Commission, including Tarsus’ Form 10-K for the year ended December 31, 2020 filed with the SEC on March 31, 2021 and Form 10-Q for the quarter ended June 30, 2021 filed with the SEC on August 5, 2021, which Tarsus incorporates by reference into this press release and copies of which are posted on its website and are available from Tarsus without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Tarsus’ management team and speak only as of the date hereof, and Tarsus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Media Contact:

SuJin Oh

Shop PR

(917) 841-5213

sujin@shop-pr.com

Investor Contact:

Patti Bank

Westwicke Partners, an ICR company

(415) 513-1284

IR@tarsusrx.com